Colombia Clean Power & Fuels

For Immediate Release

Colombia Clean Power & Fuels, Inc. Appoints Corporate Finance Veteran James Flores as Chief Financial Officer

SAN RAFAEL, CALIFORNIA. April 27, 2011 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB), (the "Company" or "CCPF") announced today that it has appointed James Flores as Chief Financial Officer effective May 1, 2011. Mr. Flores, who will be based in the Company's operational headquarters in Bogota, Colombia, has over thirty years of executive experience as a senior financial officer for firms in the global energy and corporate finance industries.

"James Flores is a great addition to our executive management team and we are fortunate to bring on board at this time a corporate finance professional with direct experience in securing major institutional facility and project financing, to complement our equity and capital markets strategy," said Edward P. Mooney, CCPF's Chief Executive Officer. "As we accelerate our exploration program and move to commercialization and production at multiple sites in Colombia, we will be well served by Mr. Flores' direct experience in public company reporting, financial controls, major commercial credit facilities, and international finance organization management."

Prior to joining CCPF, Mr. Flores most recently served as Executive Vice President of Finance & Chief Financial Officer (USA) for Royal Coal Corporation, Kentucky, USA (TSX-V: RDA), where he directed two acquisitions and associated equity and debt financings. Prior to that, he was Managing Director for Prospect Capital Corporation, New York, USA, where he was responsible for originating, structuring, closing, and managing investments in the power, ethanol, and coal mining industries and participated as a member of the management team that successfully launched the firm's initial public offering. Previously, Mr. Flores was Vice President and Chief Financial Officer of Norwest Corporation (Salt Lake City) and was Vice President, Project Finance for MidAmerican Energy Holdings Company (Omaha), the utility holding company now owned by Berkshire Hathaway, from 1997 to 2002.

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Mr. Flores also has significant experience in Latin America having lived and worked there for many years both as a banker and professional basketball player. He is bilingual in English and Spanish and holds an MBA from the Wharton School (University of Pennsylvania) and a Bachelor's Degree from Princeton University.

In commenting on his appointment, Mr. Flores stated, "I am impressed with the progress that Colombia Clean Power & Fuels has made over the past year, and I am excited to be joining the Company at this important stage of its development. I believe the Company is well positioned to take advantage of expanding global market opportunities for metallurgical coal over the coming decade and to implement clean power technologies for value-added products. I look forward to working with the board and my new colleagues in Colombia and the U.S. to structure and implement an overall project financing plan to make this Company a true industry leader."

Daniel Carlson, the Company's founding CFO, will continue to serve as a member of the board of directors of the Company, including service on a special board committee related to corporate finance, governance and investor relations.

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia. The Company plans to build mines to produce both metallurgical coal and high-grade thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions. Colombia is the world's tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.

The Company's current operations are focused on coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions acquired to date and others under consideration for acquisition by the Company. The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaCleanPower.com

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This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email: dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.colombiacleanpower.com
SOURCE: Colombia Clean Power & Fuels, Inc.